EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         EMPIRE OF CAROLINA ANNOUNCES CLOSING OF $16 MILLION INVESTMENT

         Delray Beach, FL, June 19, 1997 -- Empire of Carolina, Inc. (AMEX: EMP) today announced that investors have purchased a total of $16 million of securities pursuant to the terms of the Securities Purchase Agreement with HPA Associates, LLC and EMP Associates LLC. The $16 million includes $5 million from the conversion of a Bridge Loan.

         As previously reported, an amendment to the Securities Purchase Agreement provides that the Company may also sell up to another $5 million of securities, on the same terms and conditions as the $16 million investment, subject to shareholder approval. If this additional sale is approved, the total investment may reach up to $21 million. Also in connection with the transaction, $15 million of outstanding convertible debentures are being exchanged for newly issued Series C Preferred Stock.

         Steven Geller, Chairman and Chief Executive Officer, commented, "We are very happy to announce the closing of this transaction. With these funds, we have satisfied our lenders' requirement to obtain additional financing and are able to move forward with our operating plan."

         He continued, "We appreciate the patience and support that we have received from our lenders and customers. With these funds in place, we can focus our resources on our business plans, which include the continued turnaround of our Tarboro manufacturing facility, the development of new product lines, and improved customer service."

         This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, and management's plans and objectives. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to manage inventory, production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1

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filed under the Securities Act of 1933, Registration No. 333-4440, and the
Company's Annual Report on Form 10-K for the year ended December 31, 1996. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

         Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. Its Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.


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